Exhibit 10.7

RIGHT OF FIRST REFUSAL AGREEMENT

This Right of First Refusal Agreement (this “Agreement”) is made effective as of May         , 2005 by and between: (a) Magnus Carriers Corp., a Panamanian corporation (“Magnus”); Gabriel Petridis, an individual residing at                              (“GP”); and Mons Bolin, an individual residing at                              (“MB” and together with Magnus and GP, collectively, the “Grantors”); and (b) Aries Maritime Transport Limited, a Bermuda company (“Aries”).

BACKGROUND

A. GP and MB are the controlling shareholders of Magnus.

B. Magnus has entered into various ship management agreements (the “Management Agreements”) with certain vessel-owning subsidiaries of Aries whereby Magnus has agreed to provide and be responsible for all technical management of the vessels subject thereof.

C. In order to facilitate the acquisition by Aries of additional vessels and induce Aries to enter into ship management agreements with respect to such additional vessels upon substantially the same terms as the Management Agreements, each of the Grantors desires to grant Aries a right of first refusal to purchase or charter any container vessel or any products tanker, ranging from 20,000 to 85,000 dwt, of the type and size owned by Aries from time to time and managed by Magnus, which any of the Grantors or their affiliates may consider for acquisition or charter in the future.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors and Aries agree to the following:

1. Vessel Acquisition and Charter Restriction. Each of the Grantors hereby jointly and severally covenants and undertakes with Aries that, from the date hereof and so long as any ship management agreement is in effect between Magnus and Aries or any affiliate thereof and so long as GP and MB are controlling shareholders of Magnus, it will not and it will ensure that none of its respective affiliates will acquire, purchase or exercise any option to acquire or purchase the majority share of any container vessel or any products tanker, ranging from 20,000 to 85,000 dwt, of the type and size owned by Aries from time to time and managed by Magnus (any such vessel, a “Subject Vessel”) or charter any Subject Vessel unless it has (i) delivered an Offer Notice (as defined below in Section 2) to Aries and (ii) (a) Aries has declined (or is deemed to have declined) to acquire, purchase or charter the Subject Vessel referred to the in the Offer Notice, or (b) after Aries has delivered a Response Notice with respect to the Subject Vessel referred to in the Offer Notice, Aries, itself or through one of its affiliates, fails to enter into a memorandum of agreement, other contract of sale or charter agreement with respect to the Subject Vessel within the time period set forth in Section 3 below, so long as no Grantor is in breach of its obligations under this Agreement.

2. Offer Notice. The Grantors shall, from time to time, deliver to Aries notice of a potential or contemplated acquisition of or chartering arrangement with respect to a Subject Vessel (each such notice, an “Offer Notice”). Each Offer Notice shall contain a statement of the Grantors that describes the proposed purchase price or charter rate, as the case may be, and proposed terms and conditions of such acquisition or chartering arrangement, as the case may be.

3. Response Notice. Within 2 business days after receipt of any Offer Notice, Aries has the right, but not the obligation, to deliver to the Grantors notice (each such notice, a “Response Notice”) that states that Aries finds the price/rate and terms and conditions as those offered in the Offer Notice acceptable subject to the negotiation and execution of a memorandum of agreement, other contract of sale or charter agreement and intends to acquire or charter, as the case may be, the Subject Vessel referred to in the Offer Notice. Thereafter, Aries, by itself or through one of its affiliates, shall have 60 days to negotiate in good faith the terms of and enter into a memorandum of agreement, other contract of sale or charter agreement with respect to the Subject Vessel. If Aries fails to deliver a Response Notice within the time permitted hereunder, then Aries shall be deemed to have declined to accept the price/rate and terms and conditions as those offered in the Offer Notice. Aries shall have the right to designate any other entity to consummate the acquisition of or enter into a chartering arrangement with respect to the Subject Vessel so long as such entity is an affiliate of Aries. Aries shall have no right to assign its interest hereunder except as provided in this Section 3.

4. Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, email transmission or similar writing) and shall be given to such party at its respective address or facsimile number set forth below or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 4 and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.:

Grantors:	c/o Magnus Carriers Corp.
6, Posidonos Ave., Kallithea
176 74 Athens Greece
Attention:
Fax: +30 210 940 8984

Aries	Aries Maritime Transport Limited
6, Posidonos Ave., Kallithea
176 74 Athens Greece
Attention:
Fax: +30 210 946-7415

5. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

6. Further Assurances. Each of the Grantors agrees to execute, acknowledge and deliver all such instruments and take all such actions as Aries from time to time may reasonably request in order to further effectuate the purposes of this Agreement and to carry out the terms hereof and to better assure and confirm to Aries its rights, powers and remedies hereunder.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

8. Severability. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, then this Agreement shall be construed without such provision.

9. Affiliate. An “affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; provided that if a person holds, directly or indirectly, a beneficial interest of 50% or more in such specified person or is an officer, director, general partner, trustee or a family member of such specified person, such person shall be deemed to be an affiliate of such specified person. For the purposes of the foregoing definition, (i) a family member shall include a spouse, a child (natural or adopted), a spouse of any such child, a grandchild, a sister, a brother, a parent, a lineal descendant of any of the foregoing or a trust for the benefit of any of the foregoing, and (ii) “control,” means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” gave the meanings correlative to the foregoing.

10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one agreement. To facilitate execution of this Agreement, the parties may execute and exchange counterparts of signature pages by telephone facsimile.

EXECUTED as of the date set forth above.

MAGNUS CARRIERS CORP., a Panamanian corporation

By:
Name:
Title:

Gabriel Petridis

Mons Bolin

ARIES MARITIME TRANSPORT LIMITED, a Bermuda company

By:
Name:
Title:

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